EXHIBIT 99
For immediate release
For information contact: Mary Athridge 212-559-0104 www.leggmason.com

LEGG MASON ELECTS JAMES W. HIRSCHMANN, III CHIEF OPERATING OFFICER

Baltimore, Maryland - July 19, 2006 - Legg Mason, Inc. (NYSE:LM) announced today that its Board of Directors has elected James W. Hirschmann, III, 45, as chief operating officer of the Company effective immediately. Mr. Hirschmann will retain the title of president, which he assumed on May 1, 2006. Raymond A. "Chip" Mason will continue in his roles as chairman of the Board and chief executive officer.

Mr. Hirschmann serves as the chief executive officer of Western Asset Management, Legg Mason's largest subsidiary by assets under management. Western Asset is one of the world's largest fixed income managers. Mr. Hirschmann joined Western Asset in 1989 in a business development capacity. After building the Company's international business, he was appointed president and chief executive officer of Western in 1999. Since the closing of the Citigroup transaction in December he has led the team integrating the acquired business.

Mr. Mason stated that, "The Board and I are pleased to add to Jim's corporate responsibilities as part of our previously announced management succession process. In his new role, he will be responsible for the day-to-day operations of the Company, while I will continue to direct our overall strategy. I look forward to our ongoing collaboration in completing the integration of the Citigroup asset management business into Legg Mason and building the Company for the future."

Legg Mason, Inc. is a global asset management firm that is structured as a holding company. The firm is headquartered in Baltimore, Maryland and its common stock is listed on the New York Stock Exchange, where it trades under the symbol LM.